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                                                                     Exhibit 1.1



                      Dated                         1999
                      ----------------------------------




                          (1) --------------- LIMITED



                                    - and -



                          (2) ---------------------






                               SERVICE AGREEMENT

                                   TYPE "A"




                                Cameron McKenna
                                  Mitre House
                             160 Aldersgate Street
                                London EC1A 4DD

                             T +44(0)171 367 3000
                             F +44(0)171 367 2000
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THIS AGREEMENT is made BETWEEN:-

(A)  The Company: [                            ], a company incorporated in
     Scotland and registered under number [        ]; and

(B)  You: [                   ]of [                         ].

1.   Employment

1.1 Conditional upon Completion, your employment under this Agreement will commence on ___________ 1999 (the "Commencement Date") and will continue (subject to earlier termination as provided in this Agreement) for a fixed term of three years from the Commencement Date and continuing thereafter until terminated by either side on three months' notice expiring on or after the end of the fixed term.

1.2 Your previous employment with the Company, which began on _____________, counts as part of your period of continuous employment with the Group.

1.3 At the date of this Agreement your job title is _______________, Your duties are set out in more detail in the Schedule to this Agreement. It is intended that these duties will continue throughout the period of this Agreement, but the Company reserves the right to vary your job description to meet its operational requirements (after giving you due notice of any change) having due regard to your status as a senior employee.

1.4 You will (without further remuneration), if and for as long as the Company requires, during this Agreement:

     1.4.1 carry out duties for the benefit of or on behalf of any Group Company; and/or

     1.4.2 hold any office and/or other appointment in or on behalf of the Group;

1.5  You will, at all times during the period of this Agreement:

     1.5.1 devote the whole of your time, attention and ability during your hours of work (as set out in Clause 1.6) to the duties of your employment;

     1.5.2 faithfully and diligently perform your duties and exercise only such powers as are consistent with them;

     1.5.3  obey all and any lawful and reasonable directions of the Board;

     1.5.4 act only in accordance with the Memorandum and Articles of Association of the Company or, where acting pursuant to Clause 1.4, of the relevant Group Company;

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     1.5.5  use your reasonable endeavours to promote the interests of the
            Group; and

     1.5.6 keep the Board or its designee promptly and fully informed (in writing if so requested) of your conduct of the business or affairs of the Group and provide such explanations as they may reasonably require.

1.6 Your hours of work are the normal hours of business of the Company together with such additional hours as may be necessary for you to perform your duties properly. It is the understanding of both you and the Company that you are employed as a managing executive and, accordingly, that Regulations 4(1) and (2), 6(1) (2) and (7), 10(1), 11(1) and (2) and 12(1) of the
     Working Time Regulations 1998 do not apply in relation to your employment under this Agreement.

1.7 Your normal place of work is the Company's office at _____________, You will, if and for as long as required by the Company, make visit in the ordinary course of your duties to such places anywhere in the world as it may reasonably specify. Notwithstanding the foregoing, you shall not be required to spend more than 45 working days in any period of 90 working days (nor more than a total of 90 working days in any period of 365 days) working, stationed, or travelling away from your normal place of work. It is recognised that due to the nature of your work you may be asked to exceed these limits from time to time and it is agreed that you will not unreasonably withhold your consent to such requests, provided always that you shall notify the Company as soon as reasonably practicable of any period to be spent travelling away from your normal place of work and in any event you shall give the Company Secretary two weeks' notice if any proposed visit would result in you exceeding the limits specified in this Clause 1.7. You agree that if you do not comply with these notification provisions, any visit which results in you exceeding the limits set out in this Clause 1.7 shall not be a breach of this Agreement.

2.   Pay

2.1 During your employment, the Company will pay you a salary at the rate of (pound)______ each year (or such higher rate as may be awarded to you pursuant to Clause 2.2) which will accrue from day to day and be payable in equal monthly instalments in arrears on or about the last working day of each month (the "Salary"). The Salary is inclusive of all and any fees receivable by you as the holder of offices or appointments within the Group or on behalf of the Company or any Group Company.

2.2 On or about 1st April 2000 and each subsequent anniversary, your Salary will be reviewed by the Board and the rate of Salary then payable may be increased by the Company with effect from the date of such review by such amount (if any) as the Board may decide.

2.3 The Company reserves the right at any time during, or in any event on termination of your employment, to deduct from Salary any overpayment made

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     and/or monies owed to the Company by you including but not limited to any excess holiday, outstanding loans, advances of Salary or expenses, and the cost of repairing any damage or loss to the Company's property and/or to property leased by or on behalf of the Company which is caused by you other than the cost of repairing normal wear and tear.

3.   Fringe Benefits [NOTE - INDIVIDUAL ENTITLEMENTS TO BE CONFIRMED]

3.1 You are entitled to be and remain a member of the Company Pension Scheme (the "Scheme") subject to the terms of its Deed and Rules from time to time (details of which are available from the Personnel Department), for so long as it continues in operation. A contracting-out certificate is not in force for your employment

3.2 You will be covered by a group life assurance scheme, subject to the terms of such scheme from time to time. You will receive life assurance cover of four times your Salary (or, if less, four times the Inland Revenue pensionable earnings cap for the time being applicable to you) payable in the event of your death in service, subject always to the rules of the relevant policy and if and to the extent that such cover is available on normal terms.

3.3 You are entitled to participate in the Company's permanent health and private medical expenses insurance schemes maintained from time to time for the benefit of its employees, subject always to the rules of such schemes and if and to the extent that such cover is available on normal terms. Details of each scheme are available from the Personnel Department.

3.4 [DEPENDING ON CURRENT ENTITLEMENT]. [You will be eligible to receive a Company car or a car allowance in accordance with the terms of the Car Benefit Policy (as amended from time to time).]

3.5 [If you have a Company car, you must comply with all Group regulations relating to Company cars, notify the Company immediately of any accident involving your Company car and of any charge brought against you for a motoring offence and, on the termination of your employment, return your Company car to the Company at its offices.]

3.6 You are also eligible to be considered for participation in a bonus scheme [TO BE CONFIRMED]

4.   Expenses

4.1 The Company will reimburse you with your reasonable travelling, telephone, hotel, entertainment and other business expenses incurred in the course of your duties provided that you comply with Group regulations from time to time in this respect and provide the Company with receipts or other proof of payment as the Company may reasonably require.

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5.   Holiday

5.1 In addition to 8 public holidays, you are entitled to holiday without loss of pay in each holiday year (which runs from 1st January to 31st December) to be taken at such time or times as may be authorised in advance by the Board, as follows:

     Year of Service                  Annual Holiday             Entitlement per
     ---------------                  --------------             ---------------
                                      Entitlement                Complete Month
                                      -----------                --------------
                                                                 of Service
                                                                 ----------

     In the holiday year on joining
     the Company                      20 days                    1.67 days
     In the holiday year in which 1
     year's service is completed      21 days                    1.75 days
     In the holiday year in which 2
     years service is completed       23 days                    1.92 days
     In the holiday year in which 3
     years service is completed       24 days                    2 days
     In the holiday year in which 4
     years service is completed and
     all subsequent years             25 days                    2.08 days

     You may not, except with prior permission from the Board, carry forward any unused part of your holiday entitlement to a subsequent holiday year.

5.2 In the first and final holiday years of your employment, your holiday entitlement will be calculated at the rate indicated in Clause 5.1 above for each complete calendar month of your employment by the Company during that holiday year. You will be entitled on termination to pay in lieu of any unused holiday entitlement. If you have taken holiday in excess of your accrued entitlement, you will be required to repay any excess Salary you have received for such holiday. The basis for payment and repayment is 1/260th of your Salary for each day.

6.   Incapacity

6.1 If you are absent from work because of illness, mental disorder or injury ("Incapacity"), you must report that fact promptly to the Company and, after seven continuous days' absence, provide medical practitioners' certificate(s) of your Incapacity and its cause for Statutory Sick Pay purposes covering the whole period of your absence. For Statutory Sick Pay purposes, your qualifying days are your normal working days. Any unauthorised absence must be properly explained and, in the case of an absence of uncertain duration, you must keep the Company regularly informed of your anticipated return to work.

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6.2  If you are absent from work due to Incapacity and have complied with the provisions of Clause 6.1, you will continue to be paid full basic Salary for the first 26 weeks' of absence and 50% of basic Salary for the next 26 weeks thereafter, in any period of 12 months. All other benefits to which you are entitled under this Agreement (namely [pension, life assurance, medical insurance and car benefits]) will continue in full force and effect during such period of absence. Such payment will be deemed to include all and any Statutory Sick Pay to which you are entitled and any Social Security Sickness Benefit or other state benefits recoverable by you (whether or not recovered) may be deducted from such payment. If your absence exceeds 30 consecutive days, the Company will be entitled to appoint a temporary replacement to cover your absence.

6.3 You will, whenever requested by the Board or the board of directors of PES (International) Limited, submit to examination by an independent medical practitioner selected and paid for by the Company. You hereby authorise such medical practitioner to disclose to and discuss with the Board any matters which, in his opinion, might hinder or prevent you (if during a period of Incapacity) from returning to work for any period or (in other circumstances) from properly performing your duties at any time. In the event that you wish to resign on account of ill health or are forced to resign as a consequence of illness, injury or mental disorder, you or your personal representatives shall also be entitled to require the appointment of such an independent medical practitioner to report on your condition and the issue of whether you are fit to return to work.

6.4 Any report obtained from an independent medical practitioner under this Clause 6 shall be made available by the Company to you or your representative on request.

7.   Confidentiality, Integrity and Share Dealing

7.1  During your employment under this Agreement, you will not:-

     7.1.1 in connection with the business of the Group, directly or indirectly receive or obtain any discount, rebate, commission or other inducement (whether in cash or in kind) which is not authorised by regulations or guidelines from time to time governing dealings by employees on behalf of the Company, or, if you do, you will account immediately to the Company for the amount so received;

     7.1.2 directly or indirectly disclose or make use of any Confidential Information for any purpose other than a legitimate purpose of the Company;

     7.1.3 (except in the proper course of your duties under this Agreement) remove from Company premises or copy or allow others to copy the contents of any document, computer disk, tape or other tangible item

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            which contains any Confidential Information or which belongs to the
            Company;

     7.1.4 at any time make any untrue or misleading statement relating to the Group.

7.2 In relation to dealings in shares, debentures or other securities of the Company or any Group Company and unpublished price sensitive information affecting the shares, debentures or other securities of any other company:-

     7.2.1 you will comply where relevant with every rule of law, every regulation of The London Stock Exchange Limited, the New York Stock Exchange and every regulation of the Group from time to time in force including compliance with the rules for the time being applicable to the relevant stock exchange on which shares of the Company or any Group Company are for the time being listed or traded;

     7.2.2 (in relation to overseas dealings) you will comply with all laws of the state and all regulations of the stock exchange, market or dealing system in which such dealings take place;

     7.2.3 you will not (and will procure so far as you are able that your spouse and children do not) deal or become or cease to be interested (within the meaning of Part I of Schedule XIII to the Companies Act
            1985) in any securities of the Company or any Group Company except in accordance with any rules or guidelines from time to time relating to securities transactions by employees of the Company or any Group Company; and

     7.2.4 [TO BE QUALIFIED FOR EMPLOYEES WITH OTHER BUSINESS INTERESTS] you will not, without the prior written permission of the Board (which shall not be unreasonably withheld), hold any public office or directly or indirectly undertake any other work for or hold any interest (except for up to 5 per cent of the issued ordinary shares of any company whose shares are listed or traded on the London Stock Exchange Limited, any other recognised stock exchange, EASDAQ or NASDAQ) in any other company, firm or business.

8.   Termination of Agreement

8.1  This Agreement will automatically terminate:

     8.1.1  when you reach your 60th birthday; or

     8.1.2  if you are prohibited by law from being a director.

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8.2  The Company will be entitled, with the prior approval of a resolution of the board of directors of PES (International) Limited, by giving notice, to terminate this Agreement with immediate effect if you:

     8.2.1 commit any act of gross misconduct or repeat or continue any other material breach of your obligations under this Agreement; or

     8.2.2 engage in any conduct which, in the reasonable opinion of the board of directors of PES (International) Limited, is likely to cause your continued employment to be detrimental to the interests of the Group; or

     8.2.3 are convicted of any criminal offence which is punishable with 6 months or more imprisonment (save for any motoring offence for which you are not sentenced to a term of immediate or suspended imprisonment); or

     8.2.4 commit any act of dishonesty, whether or not relating to your employment; or

     8.2.5 resign your office as a director of the Company or any Group Company otherwise than at the request of the relevant Company or any Group Company;

     8.2.6 are, in the reasonable opinion of the board of directors of PES (International) Limited, incompetent in the performance of your duties (provided that the performance against any business plan will not be the sole determinant when assessing your competency under this Clause 8.2.6); or

     8.2.7 commit any act which materially violates the "Halliburton Company Code of Business Conduct" (as amended from time to time).

8.3 The Company will be entitled to terminate this Agreement notwithstanding Clause 6.2 or your entitlement at that time to sick pay or benefits under the Company's permanent health insurance scheme, by notice which is not less than your then entitlement to statutory minimum notice plus a week given at any time when you have been absent from work due to Incapacity for a period or periods aggregating 26 weeks in the preceding 12 months provided that the Company will withdraw any such notice if, before it expires, you resume your duties full time and provide medical evidence satisfactory to the Board that you are fully recovered and that no recurrence of your Incapacity can reasonably be anticipated.

8.4 On serving or receiving notice to terminate this Agreement or at any time thereafter during the currency of such notice the Company is, at its discretion, entitled to pay you your Salary (at the rate then payable under Clause 2.1 hereof) in lieu of notice.

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8.5  At any time after notice (including summary notice) to terminate this
     Agreement has been served or received by the Company, the Company may elect to suspend you from the performance of all or any of your duties under this Agreement and, after doing so:-

     8.5.1 require you to resign (without any claim for compensation) from any offices and/or appointments which you hold as a director, nominee or representative of the Company or any Group Company; and/or

     8.5.2 require you to transfer, without payment, to the Company (or as the Company may direct) any qualifying shares or nominee shareholdings provided to you by or held by you in or on behalf of any Group Company in which you have no beneficial interest; and/or

     8.5.3 require you to return to the Company on request any documents, computer disks and tapes and other tangible items in your possession or under your control which belong to the Company or which contain or refer to any Confidential Information; and/or

     8.5.4 require you to delete all Confidential Information from any computer disks, tapes or other re-usable material in your possession or under your control and destroy all other documents and tangible items in your possession or under your control which contain or refer to any Confidential Information; and/or

     8.5.5 appoint a replacement to hold the same or similar job title as you and/or to carry out all or any of your duties instead of you; and/or

     8.5.6  exclude you from all or any premises of the Group; and/or

     8.5.7 require you not, without the prior consent of the Board, to engage in any contact (whether or not at your own instance) with any customer, supplier, employee, director, officer or agent of any company in the Group which touches and concerns any of the business affairs of the Group.

8.6 If you fail to comply with Clauses 8.5.1 and/or 8.5.2 within seven days of being so required, the Company is hereby irrevocably authorised to appoint some person in your name and on your behalf to sign any document or do any thing necessary or requisite to effect such resignation(s) and/or transfer(s) (without prejudice to any claims which you may have against the Company arising out of this Agreement or its termination or such registration or transfer).

8.7 The Company agrees that it will at all times act reasonably towards you in respect of all aspects of this Agreement and your employment hereunder, and that it will exercise all rights which it may have under this Agreement in a reasonable manner, including its right to terminate your employment hereunder. In the event that the Company wishes to terminate your employment under Clause 8.2 or in the event that you resign in circumstances where you are treating this Agreement as terminable without notice by reason

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     of the conduct of the Company, in either case where such termination or resignation is to take effect within the period of three years from the Commencement Date, you and the Company shall abide by the following procedure:

     8.7.1 if the Company wishes to terminate your employment under Clause 8.2, the Company will within 7 days of its decision inform you by written notice that your employment is or will be terminated under Clause
            8.2. Such notice will also contain full details of the grounds on which the Company intends to rely when terminating your employment;

     8.7.2 if you resign in circumstances where you are treating this Agreement as terminable without notice by reason of the conduct of the Company, you will inform the Company by written notice of such fact within 7 days of your resignation. Such notice will also contain full details of the grounds on which you intend to rely in connection with such resignation;

     8.7.3 within a period of 7 days following the actual or deemed receipt of such notice, you or the Company (as the case may be) may inform the other that an Arbiter must be appointed whose role will be to decide whether your employment has or is to be terminated lawfully in accordance with Clause 8.2 (taking into account whether the Company has acted reasonably as set out in Clause 8.7 above) or whether you were entitled to resign without notice by reason of the conduct of the Company (as the case may be);

     8.7.4 if you or the Company do not so inform the other that an Arbiter must be appointed, the grounds for dismissal or resignation (as the case may be) as set out in the notice served pursuant to Clause
            8.7.1 or Clause 8.7.2 will be deemed to be accepted and agreed between the parties;

     8.7.5 the Arbiter shall be an advocate being an employment law specialist of at least 10 years call or a solicitor with current accreditation from the Law Society of Scotland as an employment law specialist, and shall be selected by agreement between you and the Company. Failing agreement within 7 days, the President of the Law Society of Scotland shall be requested to nominate a suitable Arbiter within 7 days or as soon as reasonably practicable;

     8.7.6 the arbitration shall proceed in accordance with the Arbitration Rules of the Chartered Institute of Arbitrators Scottish Branch
            (1998) ("the Rules") save that you and the Company hereby agree that the following Articles of the Rules shall not apply to arbitration proceedings under this Clause 8.7: Article 4.1, Article 4.2(i),
            Article 5.1 (v), (vi), (vii), (viii) and (x), Article 6, Article 7.2, Article 7.3, Article 14.4, Article 16 and Article 19;

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     8.7.7  you and the Company hereby agree that each party will bear their own costs (including legal costs) of the arbitration proceedings under this Clause 8.7 save that the Company will pay the costs, fees and expenses of the Arbiter;

     8.7.8 the place and seat of the arbitration shall be Scotland and the language of the arbitration shall be English;

     8.7.9 to the extent that it is reasonably practicable, the Arbiter will be required to inform the parties of his/her final decision within two months of his/her appointment and you and the Company agree to cooperate to ensure that this is achieved;

     8.7.10 the decision of the Arbiter shall be final and binding on you and the Company;

     8.7.11 you and the Company expressly exclude all and any rights of appeal from the decision of the Arbiter;

     8.7.12 you and the Company agree that Section 3 of the Administration of Justice (Scotland) Act 1972 shall not apply to proceedings under this Clause 8.7;

     8.7.13 for the avoidance of doubt, the Company shall be entitled to terminate your employment notwithstanding that such termination is the subject of arbitration proceedings under this Clause 8.7.

9.   Intellectual Property

9.1 In relation to each and every improvement, invention or discovery which relates either directly or indirectly to the business of the Company which you (jointly or alone) make, conceive, or discover at any time during your employment, you:

     9.1.1 shall promptly submit and disclose full details of it to the Intellectual Property Department of the Company, or to such other person as the Company may direct, to enable the Company to determine whether or not, applying the provisions of s.39 of the Patents Act 1977, it is the property of the Company (a "Company Invention"); this disclosure shall include a sketch of the improvement, invention, or discovery, where possible of illustration, together with a description thereof, and shall bear the signature of the inventor and the date upon which he/she signed the sketch or description and shall be witnessed by at least two Company employees who shall also sign and date the same and to whom the invention must have been fully disclosed. The Company shall keep all such details of any such improvement, invention or discovery which is not the property of the Company (applying the provisions of the said s.39) strictly confidential.

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     9.1.2  shall hold any Company Invention in trust for the Company and, at its request and expense, do all things necessary or desirable to enable the Company or its nominee to exploit the Company Invention for commercial purposes and to secure patent or other appropriate forms of protection for it anywhere in the world. Decisions as to the patenting and exploitation of any Company Invention are at the sole discretion of the Company.

     9.1.3 shall assign, and for no further consideration do hereby assign, to the Company, its successors and assigns, your entire right, title, and interest in and to each Company Invention and all applications for Letters Patent thereon which may be filed. You further acknowledge that the assignment of your entire right, title and interest in and to any and all such improvements, inventions, and discoveries to the Company is deemed effective upon conception of such invention.

     9.1.4 agree that any application for Letters Patent made by you within one year after the termination of your period of employment with the Company, covering or relating to any matters of Company business, shall be deemed to cover inventions conceived during the term of your employment within the Company, and shall be subject to this Agreement. You shall, without further consideration and upon request by the Company, assist and cooperate with the Company by executing any and all documents, and by performing any and all lawful acts, necessary to document the assignment to the Company of your right, title and interest in and to any and all such inventions.

     9.1.5 agree that, whenever the Company shall request it, you shall, without further consideration, apply for Letters Patent for any or all Company Inventions in all countries desired by the Company, but at the expense of the Company, and will sign any and all papers, take all lawful oaths and do all lawful acts required in or concerning such applications, and/or divisions, continuations or renewals thereof and any application for the reissuance of patents granted thereon or on such divisions, continuations or renewals of such applications and will at the expense of the Company assist in all proper ways, as by giving testimony in the conduct of any interference proceeding or litigation in which the priority or originality of any of said Company Inventions, or the validity or the scope of patents granted thereon, shall be involved or concerned.

9.2 In relation to each and every copyright work or design, including without limitation any computer program or other work of authorship which relates either directly or indirectly to the business of the Company excluding works made wholly outside your normal working hours which are wholly unconnected with your employment (a "Company Work") which you (jointly or alone) originate, conceive, write or make at any time during the period of your employment, you:-

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     9.2.1  shall promptly disclose such Company Work to the Company;

     9.2.2 shall assign, and for no further consideration do hereby assign to the Company by way of future assignment all copyright, design right and other proprietary rights (if any) throughout the world in such Company Work;

     9.2.3 hereby irrevocably and unconditionally waive in favour of the Company any and all moral rights conferred on you by Chapter W of
            Part I of the Copyright Designs and Patents Act 1988 in relation to any such Company Works;

     9.2.4 acknowledge that, for the purposes of the proviso to Section 2(1) of the Registered Designs Act 1949 (as amended by the Copyright Designs and Patents Act 1988), the covenants on the part of you and the Company will be treated as good consideration and, for the purposes of that Act, the Company will be the proprietor of any design which forms part of the Company Works;

     9.2.5 agree to assist the Company and its nominee (at the cost and expense of the Company) at any time, in the protection of the Company's worldwide right, title and interest in and to the Company Works and all rights of copyright therein, including, but not limited to, the execution of all formal assignment documents requested and prepared by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in any country designated by the Company.

9.3 You agree that (at the request and expense of the Company) you will do all things necessary or desirable to substantiate the rights of the Company to each and every Company Invention or Company Work and that you will permit the Company (whom you hereby irrevocably appoint as your attorney for this purpose) to execute documents, to use your name and to do all things which may be necessary or desirable for the Company to obtain for itself or its nominee the full benefit of each and every Company Invention or Company Work. A certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority hereby conferred will be conclusive evidence to that effect so far as any third party is concerned.

10.  Restrictive Covenants

10.1 [TO BE CONFIRMED]. For the period of 12 months after the termination of your employment under this Agreement, you will not directly or indirectly:-

     10.1.1 be engaged or concerned or interested in any business carried on within the Restricted Area wholly or partly in competition with any Restricted Business (save for the holding as a passive investor only of not more than 5% of the issued ordinary shares of any company of a

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            class which are listed or traded on the London Stock Exchange, any other recognised stock exchange, EASDAQ or NASDAQ).

     10.1.2 seek or accept, in any capacity whatsoever, any business, orders or custom which is similar to or in competition with any Restricted Business from any Customer.

     10.1.3 induce or attempt to persuade any Employee to leave employment or engagement by the Company or any Group Company or offer employment or engagement to any Employee.

10.2 You will not at any time after the termination of your employment under this Agreement, directly or indirectly:-

     10.2.1 induce or seek to induce, by any means involving the disclosure or use of Confidential Information, any Customer to cease dealing with the Company or any Group Company or to restrict or vary the terms upon which it deals with the Company or any Group Company;

     10.2.2 disclose or make use of any Confidential Information; or

     10.2.3 represent yourself or permit yourself to be held out as having any connection with or interest in the Company or any Group Company.

10.3 Each restriction in Clause 10 (whether drafted separately or together with another) is independent and severable from the other restrictions and enforceable accordingly. If any restriction is unenforceable for any reason but would be enforceable if part of the wording were deleted, it will apply with such deletions as may be necessary to make it valid and enforceable.

10.4 The Company may transfer or assign its rights under this Clause 10 to its successors in title. You may not transfer or assign any rights or obligations under this Clause 10.

11.  Interpretation

11.1 The headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

11.2 Any reference in this Agreement to any Act or delegated legislation shall include any statutory modification or re-enactment of it or of the provision referred to.

11.3 In this Agreement:

     "Board" means the board of directors of the Company and includes any committee of such board duly authorised to act on its behalf.

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     "Completion" means the date on which the Offer (as defined in the Agreement made between L W Kinch & Others (1) and Halliburton Company (2) dated ______________________) becomes unconditional in all respects.

     "Confidential Information" means all and any information (whether or not recorded in documentary form or on computer disk or tape) of the Company, any Group Company or any of its or their customers, suppliers or agents which the Company or the relevant Group Company regards as confidential or in respect of which it owes an obligation of confidentiality to a third party which is not part of your own stock in trade and which is not readily ascertainable to persons not connected with the Company either at all or without a significant expenditure of labour, skill or money.

     "Customer" means any person with whom you or anyone working under your supervision or control deals personally who, at the termination of your employment, is negotiating with the Company or any Group Company for Restricted Business or with whom the Company or any Group Company has conducted any Restricted Business at any time during the final two years of your employment with the Group.

     "Employee" means any person who is and was, at any time during the period of two years prior to the termination of your employment, employed or engaged by the Company or any Group Company in a management, operational, technical or sales position and who, by reason of such position, possesses any Confidential Information or is likely to be able to solicit the custom of any Customer or to induce any Customer to cease dealing with the Company or any Group Company, were he to accept employment or engagement in a business which is similar to or in competition with any Restricted Business.

     "Group Company" means the holding company (as defined in section 736 of the Companies Act 1985) of the Company or any group undertaking (as defined in section 259(5) of the Companies Act 1985) of the Company or of its holding company.

     "Group" means the Company and each Group Company.

     "Restricted Area" means England, Scotland, Wales, Northern Ireland, Norway, Denmark, Italy, Nigeria, the Congo, Angola, Equatorial Guinea, the United States of America, Venezuela, Columbia, Brazil, Australia and Brunei.

     "Restricted Business" means the supply of well completion, intervention and intelligent well products and services and all or any other commercial activities carried on or to be carried on by the Company or any Group Company in which you worked or about which you knew Confidential Information to a material extent at any time during the final two years of your employment with the Group.

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12.  General

12.1 You are not subject to any particular disciplinary rules or procedures other than those specified in the Halliburton Company Code of Business Conduct (as amended from time to time) and you should conduct yourself in a thoroughly professional manner at all times. In order to investigate a complaint of breach of contract or misconduct against you, the Company is entitled to suspend you on full Salary and benefits for so long as the Board considers appropriate in all the circumstances to carry out a disciplinary investigation and/or hearing.

12.2 If you have a grievance relating to your employment (other than one relating to a disciplinary decision or one relating to Clause 8 of this Agreement), you should refer that grievance to the Board whose decision will be final and binding on you.

12.3 This Agreement is in substitution for any representations and warranties made by or on behalf of the Company and any previous contracts of employment or for services between you and the Company or any Group Company (which are deemed to have been terminated by mutual consent).

12.4 The termination of this Agreement will not affect such of the provisions of this Agreement as are expressed to operate or to have effect after termination and will be without prejudice to any accrued rights or remedies of the parties.

12.5 The validity, construction and performance of this Agreement (including Clause 8.7) is governed by the law of Scotland.

12.6 All disputes, claims or proceedings between the parties relating to the validity, construction or performance of this Agreement (save for any disputes which are the subject of arbitration under Clause 8.7) are subject to the exclusive jurisdiction of the courts of Scotland to which the parties irrevocably submit. Each party irrevocably consents to the award or grant of any relief in any such proceedings before the courts of Scotland and either party is entitled to take proceedings in any other jurisdiction to enforce a judgment or order of the courts of Scotland.

12.7 Any notice to be given by a party under this Agreement must be in writing in the English language and must be delivered by hand or sent by first class post or equivalent postal service, telex, facsimile transmission or other means of telecommunication in permanent written form (provided that the addressee has his or its own facilities for receiving such transmissions) to the last known postal address or appropriate telecommunication number of the other party and, in the case of the Company, all notices must be addressed to the Company Secretary unless otherwise agreed. Where notice is given by any of the prescribed means, it is deemed to be received when, in the ordinary course of that means of transmission, it would be received by the addressee. To prove the giving of a notice, it is sufficient to show that it has been despatched. A notice has effect from the sooner of its actual or deemed receipt by the addressee.

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IN WITNESS WHEREOF THESE PRESENTS CONSISTING THIS AND THE PRECEDING [THIRTEEN]
PAGES TOGETHER WITH THE ATTACHED SCHEDULE ARE EXECUTED AT [            ] ON
[             ] 1999 BY THE PARTIES AS FOLLOWS:-

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Executed by ______  Limited               )         ___________________
acting by ________  (Director/secretary)  )
and ______________  (Director)            )         ___________________

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Executed by _____________________         )         ___________________
in the presence of: _____________
Occupation of witness ___________         )

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